SUB-ITEM 77C:  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

      On December 22, 2008, a Special Meeting of Shareholders of Schwartz Investment Trust (the "Trust") was held to elect seven Trustees. The total number of shares of the Trust present in person or by proxy represented approximately 55.74% of the shares entitled to vote at the Special Meeting.

      The shareholders of the Trust voted to elect all seven nominees as Trustees. The votes cast with respect to each nominee were as follows:

                                        Number of Shares
                                        ----------------
Nominee/Trustee                     Affirmative       Withhold
---------------------              -------------     ----------
John E. Barnds                     19,557,013.21     234,902.36
Peter F. Barry                     19,554,786.33     237,129.24
Louis C. Bosco, Jr.                19,435,048.92     356,866.65
Donald J. Dawson, Jr.              19,650,885.59     141,029.98
Joseph M. Grace                    19,632,841.42     159,074.15
George P. Schwartz                 19,661,886.42     130,029.15
Gregory J. Schwartz                19,663,861.22     128,054.35